CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2014 relating to the financial statements and financial highlights which appear in the March 31, 2014 Annual Report to Members of Grosvenor Registered Multi-Strategy Fund (W), LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

July 29, 2014